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                                                                     Exhibit 3.4



                AMENDMENT TO RESTATE ARTICLES OF INCORPORATION

                                 ARTICLE FOUR

Section 4.1 Authorized Shares.  The total number of shares that the corporation
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shall have authority to issue is twenty-one million (21,000,000) shares, of which twenty million (20,000,000) shares shall be common stock, no par value, and one million (1,000,000) shares shall be preferred shares as determined pursuant to Section 4.3 hereof.




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